UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BED BATH & BEYOND INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Bed Bath & Beyond Inc.

The following is a transcript of an April 14, 2023 YouTube interview with Sue Gove, Bed Bath & Beyond Inc.’s (“Bed Bath & Beyond”) Chief Executive Officer and President, and Callie Cox, U.S. Investment Analyst at eToro, regarding Bed Bath & Beyond’s history, current state and future prospects. The full interview link is provided below:

https://youtu.be/qBg5D8P6aNQ

Callie Cox, U.S. Investment Analyst, eToro: Okay. Hello everybody. And welcome to a new episode of Conversations with Leaders, where you can get valuable insights from successful investors and financial leaders worldwide. My name is Callie Cox. I’m the U.S. Investment Analyst here at eToro, and I am happy to be your host today. So retail, let’s talk about retail. Retail has been a rapidly changing industry over the past decade. It’s a massively competitive sector, contending with online only vendors, thin profit margins and changing preferences from American and global consumers. And it’s also very exposed to the economy’s ups and downs, which is especially important to consider given where we are right now in the US economy. Well, Bed Bath and Beyond has been at the forefront of all of these trends, and it’s going through a significant phase in its history. It’s rumored to be just a few weeks away from bankruptcy. So today, we’re honored to talk to Sue Gove, the CEO and president of Bed Bath & Beyond about the company’s history, its current situation, and what the future may hold. Sue, welcome to Conversations with Leaders.

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Thank you, Callie, and it’s great to be here.

Callie Cox, U.S. Investment Analyst, eToro: Yeah, we’re very, very happy for you to join us today. We’ll get into a lot of interesting conversations. But to kick things off Sue, for our global audience and for a bit of our US audience as well, could you provide a background or an introduction to Bed Bath & Beyond, including a brief overview of the company’s background and operations?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Sure, happy to. So for over 50 years, Bed Bath & Beyond has been the destination of choice for milestone moments for families all across the country. And in fact, 20 million are members of our Welcome Rewards program. So a really rich population of loyal customers that are part of the Welcome Rewards program. and they turn to Bed Bath & Beyond and buybuy BABY for all of the key moments in their life from going back to college to the first home to getting married to having a baby they turn to us and you know they’re turning to us for our selection. We’ve got a selection incomparable to others exceptional collection but also great customer service and those are just some of the key standouts in our business today where we’re serving in 360 Bed Bath & Beyond stores, as well as 120 buybuy BABY stores, along with our website and apps.

Callie Cox, U.S. Investment Analyst, eToro: Great, thank you. I think that’s a great overview and it’s a name that a lot of our investors and customers recognize. So we got to talk about recent headlines, Sue, the uncertainty around Bed Bath & Beyond’s current situation and its future. So could you provide an overview of where Bed Bath & Beyond stands right now and what some immediate next steps are?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Sure. Well, you know, we initiated our turnaround and since initiating that turnaround, we have been relentlessly focused on executing our plan, overcoming both near-term operational and financial challenges. And we’re working on an accelerated timeline to do that to reinvigorate and stabilize our business. You may have noticed that, you know, we’ve taken full advantage of all opportunities available to us. We had a previously announced public equity offering where we raised $360 million in additional capital and those funds were used to both cure a default in our credit agreement, to repay certain amounts of our credit facility and also to complete our bond interest payment. In addition to that, we’ve launched an At-the-Market equity program and we’re now seeking shareholder approval in a reverse stock split to continue to fulfill our business goals. But in addition to that in terms of executing on our business plan we’ve reduced our footprint. Our target group of stores as I mentioned earlier our target store fleet is 360 Bed Bath & Beyond stores and 120 buybuy BABY stores. That’s what we feel like is the right footprint for our business and it’s come about through listening to our customer where they want to shop, where they want to interact with us and we’re doing all of this to you know return to the brand prominence that we’ve had.

Callie Cox, U.S. Investment Analyst, eToro: Yeah, and thank you for getting into detail there. I know there have been a lot of headlines out there, and I think it’s been challenging for investors to really sift through everything they’ve been hearing around Bed Bath & Beyond. So I’m gonna dig into this a little bit. First of all, Sue, can you explain the recent 120 million vendor consignment program with Restore Capital and just how it impacts Bed Bath & Beyond’s balance sheet health?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Sure, absolutely. Well, as you mentioned, our new program is with Restore Capital, and it is up to $120 million of inventory. It’s focused on inventory, and it will give us the ability to put those high demand products into our stores, working with key suppliers to supplement our inventory. And the exciting part about this program is it is capital light, and it will allow us to, again, increase our inventory with the items that our customers want and ultimately give us the ability to create an even better experience.

Callie Cox, U.S. Investment Analyst, eToro: So tell me a little more about what steps Bed Bath & Beyond is taking to optimize inventory management and supply chain operations.

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Sure, well it starts with working with our supplier partners who are so critical to us and engaging with them and their support really demonstrates just the staying power of our brands and the potential that we have for substantial improvement. With their partnership we are realigning our inventory and we’ve talked significantly continuously about how important national brands are to our customers, so rebalancing our assortments with those national brands, but also emerging direct to consumer brands and then refining our own brand mix. So getting our inventory right for our customer. But you also brought up supply chain and that’s been a really important initiative to us as well. Getting our supply chain right in terms of being efficient, driving an efficient cost in terms of cost to serve, time to deliver. So those are a couple of key functions there that are so important to us and we have actually made some pretty big shifts in terms of how our distribution function will work and that’s been all part of a network study that we’ve got the right networks to utilize in our supply chain.

Callie Cox, U.S. Investment Analyst, eToro: Do you mind digging into those distribution shifts for me? Just so we can better understand them.

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Sure, yeah. So, again, if I go back a year ago, we had four fulfillment centers around the country, and through analyzing where our customers are, where we’re trying to get product, to how we can do it most efficiently, we made the decision to reduce down to two fulfillment centers. And that actually gives us better ability to be efficient, to not only drive out costs, but to get product to our customers as quickly as possible. In addition to that, we operate our store distribution on largely a pooling supply chain method which is more or less a cross-stock method. And again, in evaluating where our stores are, where our vendors are, we have been able to reduce that number as well, which ultimately gets product to our stores more quickly.

Callie Cox, U.S. Investment Analyst, eToro: Got it, got it. And Sue, I have to ask, because there are so many acquisition rumors floating around, do you care to comment on any of those rumors popping up in the news these days?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Acquisition rumors? No, I haven’t actually heard any of them, so I guess I really can’t comment.

Callie Cox, U.S. Investment Analyst, eToro: That’s okay, figured I’d have to ask. So let’s pivot to the retail industry, talking about the retail industry at large and all of these crosswinds that are really affecting how the American consumer thinks about retail. The retail industry is facing significant challenges right now. We mentioned inventory management, supply chain issues, and then there’s disruptions in the traditional business model, the commerce business model, particularly the shift from brick and mortar stores, of course, to more e-commerce. Bed Bath & Beyond, of course, is one of the largest companies in the space. As you mentioned earlier, it has a large number of stores, although it sounds like you’re right-sizing that a little bit. Can you discuss in more detail how management is approaching these more long-term challenges?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Sure. Well, you know, starting back, you know, to my earlier comment around our turnaround strategy, in the last year, we did a comprehensive store by store analysis of, you know, where our customers are, how they’re shopping with us, and where they will be in the future. And in responding to, as you said, the evolving, you know, sort of preferences that the customer has today, we took swift action to close our underperforming stores, closed stores that we could ultimately get to a portfolio of stores that could operate the most efficiently for us. So again, with 360 top performing Bed Bath & Beyond stores and 120 top performing buybuy BABY stores gives us the ability to not only have our most profitable stores, but the best geographic presence as well and ultimately to give our customer the optimal omni-experience that they want. And again, together with our store business, our online business, we feel like we’ve got the right model to not only serve our customer in a multi-channel way, but to drive profitability.

Callie Cox, U.S. Investment Analyst, eToro: For sure, for sure. So to sum it all up, you know, how would you characterize the short to medium term visit? How would you characterize the short to medium term vision for Bed Bath & Beyond?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Yeah, so, you know, we, as our strategy states, you know, we are here to deliver solutions in every moment that matters for our customers. And the pillars that sort of surround that are having the right product and the right experience for our customers. And that’s powered by process, people, and partners in place to deliver it.

Callie Cox, U.S. Investment Analyst, eToro: Yeah, and you spoke about customer experience, and I want to dig into that a little bit more too. What specific initiatives are in place right now to improve customer experience and customer loyalty?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Yeah, so it’s really critical for us to have the right mix of product. Our customers, they’re looking for national brands, but they’re also looking for an experience. They want information, they want counsel, they want help, and our stores are in the best position to do that. So whether it’s online or through the Omnichannel way, we feel like we are, you know, the authority in our space.

Callie Cox, U.S. Investment Analyst, eToro: Yeah, and you know, I want to talk about sustainability here too, because that’s such a big consideration when it comes to where American consumers shop or honestly how retail investors invest their money. So how is Bed Bath & Beyond addressing sustainability and environmental concerns when it comes to its operations and product offerings?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Yeah, and I think more broadly as we think about it, you’re really describing what we call our ESG strategy. And we continue to build from a community standpoint through what we describe as our Associate Resource Groups, ARGs. And we’ve got an Asian American Pacific Islander group. We’ve got a Beyond Black associate coalition. Hispanic and Latin American group, an LGBTQ group, and a Wellness and Women’s group. So all of these groups are being served by our associate team for the first time in our company’s history. In addition, our board is led by a female. Our business is led by me, which as a CEO I am a female, and we have a number of female executives in our group. I think that as our organization continues to progress and move towards 2030, our goal is to have 50% of our organization female and 25% racially diverse.

Callie Cox, U.S. Investment Analyst, eToro: For sure. And, you know, as a fellow woman in finance, different industry, same struggles. I really appreciate to hear that. So let’s talk a little bit more about longer term trends, too. Obviously, Bed Bath & Beyond is one of the prominent players in the home goods space. And we’ve talked about a few of these long term changes and demographic trends that retailers in general have had to adapt to. What are some other consumer preferences and trends that Bed Bath & Beyond is, you know, watching, either on the landscape or are affecting the industry right now?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Yeah, and you know the consumer trends really are around information, around you know being on top of what are the best products, what are other customers saying about those products, and certainly our online platform helps the customer do that. But you know whether it is air fryers that are hot products, you know we are the authority in the vacuum cleaner space with our Dyson product. I can take you through category by category, room by room in our business and share with you just some of the great products that we have to offer and the breadth of assortment that our customer can find.

Callie Cox, U.S. Investment Analyst, eToro: So this is one of my favorite questions to you. I ask it to pretty much everyone I interview, but what keeps you up at night? Whether it be risks to the retail industry, risks in Bed Bath & Beyond’s immediate future. I mean, what are you thinking of when you’re off the clock? What worries you?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Well, right now what’s on my mind most is our tremendous opportunity to realize the vision of this business. You know, the future of these beloved brands and, you know, I can’t emphasize enough the word that comes out when you say Bed Bath to anyone, anywhere, any walk in life. If they’ve been in a Bed Bath & Beyond store, their response is, I love Bed Bath & Beyond and so, really preserving that for our customers, delivering to our customers what they expect is what’s most important to me. And our suppliers, they support us. Our Associates, they believe in us. And our customers wanna shop with us. So for me, it’s really about continuing to be in that place. And our team is in relentless pursuit of that so, we’re taking every available step to sustain and grow our business.

Callie Cox, U.S. Investment Analyst, eToro: Got it, got it. So let’s switch a little bit to what investors should be watching right now. Considering all the data that comes out, all the headlines that come out, thinking about how you measure success here. What are some metrics or key performance indicators that investors should watch for when they’re trying to decipher Bed Bath & Beyond’s success and kind of progress toward its goals that you mentioned a little earlier?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Yeah, you know, one of the most important key metrics for us right now is in stock. All of our efforts are being placed around getting our stores in stock. That is just critical. And as I’ve mentioned throughout this conversation, our customer experience, we want to create the best experience for our customers. We want to be in that beloved position with our customers. So, again, that’s really important. And accelerating improvement. Certainly that is critical. As I’ve mentioned, we have been in this turnaround. We have taken tremendous efforts to right size our business for the customer, right size our cost structure, right size our supply chain structure, and all with the customer in mind, but also driving towards improvement.

Callie Cox, U.S. Investment Analyst, eToro: Gotcha, OK, so how does that Bed Bath & Beyond engage with its local community and participate in corporate social responsibility initiatives?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Yeah, so, you know, I would say throughout the organization, there are a number of different areas where we’re serving. And we do it both at the local level as well as the corporate level. Again, I mentioned earlier, we value ESG and our goals are to incorporate that in the consideration in all of our business strategy, whether it’s, you know, in our products and our services. So I would say that our efforts around that are throughout the business.

Callie Cox, U.S. Investment Analyst, eToro: OK, awesome. Just a few more questions here. So let’s get back to the big B word, bankruptcy. It’s a concerning term. I know it’s been thrown around in the news a lot these days when it comes to Bed Bath & Beyond. So can you provide some reassurance or some color to investors about what the potential risks and next steps are concerning potential bankruptcy. How are you guys thinking about it and how should retail investors think about this potential event?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: Yeah, so our company is no stranger to challenges. We have certainly faced that in this last year more so than in any time in our company’s history. And we’ve had to make some tough decisions for sure. And we also know that, you know, where we’re operating today and the value we’re at today is not representative of our potential. But rest assured that we are working relentlessly to achieve our goals, to use every available step that we have available to us to both sustain and grow our business. So as I said many are supporting us and we couldn’t be more grateful for that and we’re determined to turn this business around.

Callie Cox, U.S. Investment Analyst, eToro: All right, and any final words you want to leave with investors on Bed Bath & Beyond’s position in the coming days?

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: I hope everyone continues to feel the brand love that we feel and shop in our stores and find the assortments that they’re looking for.

Callie Cox, U.S. Investment Analyst, eToro: All right, everybody, you heard it straight from the mouth of the CEO. That was Sue Gove. She is the CEO and president of Bed Bath and Beyond. Thank you, Sue, for joining us today. I really appreciated the conversation and thank you for watching Conversations with Leaders.

Sue Gove, Chief Executive Officer and President, Bed Bath & Beyond: All right, thank you.

END

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise primarily in the Home and Baby markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com and buybuybaby.com.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the Special Meeting of Shareholders of the Company scheduled to be held on May 9, 2023 to vote on an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors (the “Board”), a reverse stock split of the Company’s common stock, par value $0.01 per share, at a ratio in the range of 1-for-10 to 1-for-20, with such ratio to be determined at the discretion of the Board. This communication does not constitute a solicitation of any vote or approval of the proposals to be voted on at the Special Meeting of Shareholders. In connection with the Special Meeting of Shareholders, the Company filed with the Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a proxy statement regarding the business to be conducted at the Special Meeting of Shareholders. The Company may also file other documents with the SEC regarding the business to be conducted at the Special Meeting of Shareholders. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY AMENDMENTS THERETO (WHEN AVAILABLE) IN THEIR ENTIRETY AND ANY OTHER DOCUMENTS FILED OR TO BE FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF SHAREHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF SHAREHOLDERS.

Shareholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the business to be conducted at the Special Meeting of Shareholders. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers in the definitive proxy statement filed in connection with the Special Meeting of Shareholders, which may be obtained free of charge from the sources indicated above. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “will,” “working,” “plan” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ability to obtain shareholder approval of a reverse stock split proposal, which is required to enable the Company to make full use of the common stock purchase agreement with B. Riley Principal Capital II, LLC (the “Common Stock Purchase Agreement”); the Company’s at-the-market offering program and the Common Stock Purchase Agreement and the use of proceeds therefrom; the price of our common stock at any given time; risks related to the failure to receive the full amount of gross proceeds from the Company’s financing transactions; the Company’s ability to maintain access to its credit agreement; the Company’s ability to deliver and execute on its turnaround plans; the Company’s potential need to seek additional strategic alternatives, including restructuring or refinancing of its debt, seeking additional debt or equity capital, reducing or delaying its business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code, and the terms, value and timing of any transaction resulting from that process; the Company’s ability to finalize or fully execute actions and steps that would be probable of mitigating the existence of “substantial doubt” regarding the Company’s ability to continue as a going concern; the Company’s ability to address any material weaknesses in our internal control over financial reporting; and the Company’s ability to increase cash flow to support the Company’s operating activities and fund its obligations and working capital needs, and the other risk factors described in the Company’s filings with the SEC, including the factors set forth under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended

February 26, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended August 27, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended November 26, 2022, Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on February 6, 2023, the Company’s Current Report on Form 8-K filed on February 7, 2023, the Company’s prospectus supplement filed on March 30, 2023, the Company’s definitive proxy statement filed on April 5, 2023, and the Company’s registration statement on Form S-1 filed April 11, 2023. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com